Exhibit 10.3

Notice of Award of Conditional Restricted Stock Units
Ultralife Corporation (the “Company”)--Tax ID: 16-1387013

Michael D. Popielec (“Grantee”)	RSU Grant Number: 0001
6741 Falcons Point Victor, NY 14564

RSU Grant Number: 0001

Plan:	July 26, 2004, Stockholder Approval June 10, 2004; as amended January 29, 2013, Stockholder Approval June 4, 2013 (the “Plan”)

Effective January 29, 2013, you have been granted an award of One Hundred Twenty Thousand (120,000) Conditional Restricted Stock Units of Ultralife (the “Award”) at the price and on the terms and conditions stated in the attached Restricted Stock Unit Agreement (the “Agreement”).

This Award shall vest as follows:

(a) Thirty thousand (30,000) shares of the Company’s common stock (the “Stock”) shall vest on the later of January 1, 2014 or the date when the Stock first reaches a closing price of $4.00 per share for fifteen (15) trading days in a thirty (30) trading-day period;
(b) Thirty thousand (30,000) shares of Stock shall vest on the later of  January 1, 2014 or the date when the Stock first reaches a closing price of $5.00 per share for fifteen (15) trading days in a thirty (30) trading-day period;
(c) Thirty thousand (30,000) shares of Stock shall vest on the later of  January 1, 2015 or the date when the Stock first reaches a closing price of $4.00 per share for fifteen (15) trading days in a thirty (30) trading-day period; and
(d) Thirty thousand (30,000) shares of Stock shall vest on the later of January 1, 2015 or the date when the Stock first reaches a closing price of $5.00 per share for fifteen (15) trading days in a thirty (30) trading-day period.

Further, the provisions of Sections 6(b)(iii), 6(c)(iii), 6(d)(ii) and 6(f)(ii) of Grantee’s Employment Agreement dated December 6, 2010, by and between the Grantee and the Company (“Grantee’s Employment Agreement”) shall be applicable to the Award and are incorporated herein by reference.  In the event of any conflict between or among the provisions of the foregoing sections of Grantee’s Employment Agreement and the Plan, and/or this Agreement, the provisions of Grantee’s Employment Agreement shall prevail.

By your signature and the Company’s signature below, you and the Company agree that, except as specifically provided above with respect to certain provisions of the Grantee’s Employment Agreement, this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, and is subject to stockholder approval of amendment of the Plan.

/s/ Philip A. Fain	June 4, 2013
Ultralife Corporation	Date

/s/ Michael D. Popielec	June 6, 2013
Michael D. Popielec	Date

ULTRALIFE CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement, dated June 4, 2013 (this “Agreement”), is made by and between Ultralife Corporation, a Delaware corporation (the “Company”), and Michael D. Popielec, the President and Chief Executive Officer of the Company (the “Grantee”)(Company and Grantee, each a “Party,” and together, the “Parties”).

WHEREAS, the Board of Directors of the Company (the “Board”) on July 26, 2004, adopted, and the stockholders of the Company in a Consent of Stockholders dated June 10, 2004 approved, the Company’s 2004 Amended and Restated Long-Term Incentive Plan (the “Plan”), and

WHEREAS, on January 29, 2013, subject to subsequent stockholder approval, the Board approved an amendment to the Plan to (a) authorize the issuance of awards of Restricted Stock Units; (b) increase from 200,000 to 800,000, the limitation under the Plan on the number of shares of the Company’s common stock (the “Stock”) that may be used for awards other than stock options or stock appreciation rights; and (c) increase from 50,000 to 150,000, the limitation under the Plan on the number of shares of Stock that may be awarded to an individual during a calendar year (collectively, the “Amendment”); and

WHEREAS, the Board, as provided in the Plan, considers the Grantee to be an eligible person as contemplated by the Plan and has determined that it would be in the best interests of the Company to grant this award of Restricted Stock Units;

NOW, THEREFORE, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Conditional Restricted Stock Units.

Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee an award of Restricted Stock Units with respect to 120,000 shares of Stock (the “Award”). The grant of the Award under this Agreement is conditioned upon the approval of the Amendment by the stockholders of the Company on or before December 31, 2013. The Grantee has no right to receive shares of Stock pursuant to this Agreement prior to such approvals or consents. This Agreement shall be automatically cancelled and shall immediately become null and void if the foregoing conditions are not fulfilled by December 31, 2013.

2.	Vesting and Termination.

Except as otherwise provided by Section 3(c) and subject to the certification of the achievement of the applicable Stock performance requirements by the Compensation and Management Committee of the Board (the “Compensation Committee”) before shares are issued, this Award shall vest as follows:

(a) Thirty thousand (30,000) shares of Stock shall vest on the later of  January 1, 2014 or the date when the Stock first reaches a closing price of $4.00 per share for fifteen (15) trading days in a thirty (30) trading-day period;

(b) Thirty thousand (30,000) shares of Stock shall vest on the later of  January 1, 2014 or the date when the Stock first reaches a closing price of $5.00 per share for fifteen (15) trading days in a thirty (30) trading-day period;

(c) Thirty thousand (30,000) shares of Stock shall vest on the later of  January 1, 2015 or the date when the Stock first reaches a closing price of $4.00 per share for fifteen (15) trading days in a thirty (30) trading-day period; and

(d) Thirty thousand (30,000) shares of Stock shall vest on the later of January 1, 2015 or the date when the Stock first reaches a closing price of $5.00 per share for fifteen (15) trading days in a thirty (30) trading-day period.

This Award and the Restricted Stock Units thereunder shall terminate and become null and void to the extent not previously vested as of December 30, 2020 of the date of grant of the Award.

3.	Restrictions.

(a) The restrictions set forth in this Section 3 shall apply to the Award until the Compensation Committee certifies the achievement of the applicable Stock performance goals and the Restricted Stock Units vest.  The Grantee shall not have a beneficial ownership interest in, or any of the rights and privileges of a stockholder as to, the Restricted Stock Units, including the right to receive dividends and the right to vote the shares of Stock to be issued upon the vesting and payment of the Restricted Stock Units until such Restricted Stock Units vest and shares of Stock are issued and transferred to the Grantee in accordance with the terms of this Agreement.

(b) An account established by the Company on behalf of the Grantee shall be credited with the amount of any dividends that would have been paid on the shares of Stock to be issued upon vesting and payment of the Restricted Stock Units as if such shares were actually held by the Grantee (“Dividend Equivalents”).   Such Dividend Equivalents shall be subject to the same vesting conditions applicable to the Restricted Stock Units to which they relate, and upon the vesting of a share of Restricted Stock Units, the Dividend Equivalents related to such share shall be paid to the Grantee in cash, without earnings thereon.   Notwithstanding the foregoing, the Grantee shall not be entitled to delivery of the shares of Stock underlying the Restricted Stock Units or to the Dividend Equivalents related to such shares until the Restricted Stock Units have vested and the shares of Stock have been issued.   The Restricted Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until vested; all of the unvested Restricted Stock Units shall be forfeited and all rights of the Grantee to such unvested Restricted Stock Units shall terminate without further obligation on the part of the Company under the circumstances set forth in Section 3(c).

(c)            (i)        Required Employment.  Except as set forth in this Section 3(c), in order to earn and vest the Restricted Stock Units, the Grantee must at the time of vesting remain employed as an active, regular, full-time employee of the Company through the applicable vesting date.

(ii) Termination without Business Reasons or Constructive Termination.  In the event that the Grantee is Terminated without Business Reasons or incurs a Constructive Termination, the Grantee is entitled to the vesting and payment of all or any portion of the Restricted Stock Units in accordance with the provisions of Section13 below.

(iii) Termination without Business Reasons or a Constructive Termination within one year following a Change in Control. In the event of a Termination without Business Reasons or a Constructive Termination within one year following a Change in Control, all unvested Restricted Stock Units shall immediately vest and be paid to the Grantee in accordance with the provisions of Section 13 below.

(iv) Termination Due to Disability.  In the event that the Grantee is Terminated due to Disability, the Grantee is entitled to the vesting and payment of all or any portion of the Restricted Stock Units in accordance with the provisions of Section 13 below.

(v) Voluntary Termination or Involuntary Termination for Business Reasons. In the event of a Voluntary Termination of the Grantee or an Involuntary Termination of the Grantee for Business Reasons, unvested Restricted Stock Units shall automatically be terminated as of the date of such Termination.

(vi) Death.     In the event of the death of the Grantee, the beneficiaries or heirs of the Grantee shall be entitled to receive all or any portion of the Restricted Stock Units in accordance with the provisions of Section 13 below.

(vii) Definitions.  For purposes of this Section 3(c),  “Termination without Business Reasons,” “Constructive Termination,” “Change in Control,” “Disability,” “Voluntary Termination” and “Involuntary Termination for  Business Reasons” shall each have the meaning given such terms in the Employment Agreement dated December 6, 2010, by and between the Grantee and the Company (“Grantee’s Employment Agreement”).  “Termination” and words of similar import shall mean a separation of service within the meaning given such term by Section 409A (as hereafter defined).

4.	Payment of Restricted Stock Units.

On each vesting date applicable to the Restricted Stock Units, all restrictions applicable to the Restricted Stock Units vesting on that date shall lapse and a stock certificate for a number of shares of Stock equal to the number of vested shares, free of all restrictions, shall be issued or delivered to the Grantee as soon as administratively feasible thereafter, but no later than 90 days thereafter or the end of the calendar year in which the Restricted Stock Units vest.  The Company shall not be required to deliver any fractional share of Stock but shall pay in cash, in lieu thereof, the fair market value (measured as of the vesting date) of such fractional share to the Grantee.

5.	Regulatory Approvals and Listing.

(a) The obligation of the Company to deliver Stock shall be subject to the condition that if at any time the Board shall determine in its  discretion that the listing, registration or qualification of the Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the Restricted Stock Units or the issue of shares of Stock thereunder, the Company shall not be required to deliver such shares of Stock unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares of Stock to the Grantee pursuant to the vesting of Restricted Stock Units is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) Before the Company issues shares of Stock to the Grantee pursuant to the vesting of any Restricted Stock Units, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation, under applicable income tax laws, to withhold for income or other taxes due upon or incident to such vesting and payment.  The Grantee may elect  (hereinafter a “Withholding Election”) with respect to the vesting of Restricted Stock Units either:  (i) to have the Company withhold, from the Stock to be issued pursuant to such vesting and payment, such number of such shares of Stock which, or (ii) to surrender to the Company such number of shares of Stock already owned  by the Grantee (which may be shares of Stock received upon such vesting and payment) which, at their Fair Market Value on the date as of which the payment of the Restricted Stock Units is taxable for federal income tax purposes (the “Tax Date”), shall be sufficient to satisfy the Company’s minimum withholding obligation with respect to the vesting and payment of the Award.

(c) If the Fair Market Value on the Tax Date of the number of shares of Stock required to be withheld or surrendered pursuant to a Withholding Election exceeds the Company’s minimum withholding obligation with respect to the payment, a fractional share of Stock shall not be issued for the excess, but an amount equal to the excess shall be paid to the Grantee by the Company in cash as soon as reasonably practicable after the amount of such excess is determined by the Company. A Withholding Election may be made applicable with respect to a particular vesting and payment of Restricted Stock Units, to all previously granted awards of Restricted Stock Unit, or to all awards of Restricted Stock Units to be granted in the future. A Withholding Election by an individual who is not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be made continuing until revoked by such person. For persons who are subject to Section 16(b) of the Exchange Act, any such Withholding Election and any Award of Restricted Stock Units to which the Withholding Election applies also shall meet the following requirements:

(1) The Withholding Election, once made, shall be irrevocable.

(2) The Withholding Election must be made either (A) during one of the ten-day periods beginning on the third business day following the date of release of the

Company’s quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date, or (B) at least six months prior to the Tax Date for the Restricted Stock Unit vesting and payment to which such Withholding Election applies.

(3) The Withholding Election may not be implemented until at least six months after the date of grant of the Restricted Stock Units to which the Withholding Election applies.

(4) The Board shall have sole discretion to consent to or disapprove any Withholding Election made by such an individual who is an employee, and if the Board disapproves such a Withholding Election, shares of Stock shall not be issued to the Grantee upon the vesting and payment of any Restricted Stock Units to which the disapproved Withholding Election applies until the Grantee shall have complied with the requirements, if any, which the Board may have adopted pursuant to the first sentence of this paragraph for satisfying the withholding obligation with respect to such vesting and payment. The Board by resolution may approve in advance all Withholding Elections made by individuals subject to Section 16(b) of the Exchange Act who are employees, provided the resolution expressly reserves to the Board the right both to disapprove any such Withholding Election and to revoke its advance approval.

(5) The Board may adopt such rules, forms and procedures as it considers necessary or desirable to implement an employee’s Withholding Election, which rules, forms and procedures shall be binding upon all employees, and which shall be applied uniformly to all employees similarly situated.

6.	Grantee’s Securities Law Representations.

The Grantee hereby represents and warrants to the Company: (a) that the Stock subject to the Award is being acquired for purposes of investment and not with a view to distribution thereof; (b) that if the Grantee is or becomes an affiliate of the Company (as defined in regulations promulgated by the Securities and Exchange Commission) prior to the time of any proposed resale of shares acquired upon the vesting and payment of the Restricted Stock Units, or if such shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), the Grantee will comply with all applicable conditions of the Securities Act and the rules and regulations promulgated thereunder in effecting such resale; and (c) that the Grantee shall not dispose of any shares of such Stock in any manner that is, or may involve the Company in, a violation of any federal or state securities law, including the Securities Act. The Board may require that the share certificates be inscribed with a legend restricting transfer in accordance with applicable securities law requirements.

7.	Consent to Transfer Personal Data.

By accepting this Award, the Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section.  The Grantee is not obliged to consent to such collection, use, processing and transfer of personal data, however, failure to provide the consent may affect the Grantee’s ability to participate in the Plan.  The Company holds certain personal information about the Grantee, that may include his name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of Stock held in the Company, or details of all awards of stock options and Restricted Stock Units, or any other entitlement to shares of Stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (the “Data”).  The Company may transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan as necessary for such implementation, administration and management of the Grantee’s participation in the Plan. These recipients of the Data may be located throughout the world, including the United States.  The Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of Stock acquired pursuant to the Plan.  The Grantee may, at any time, review the Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

8.	Adjustment Upon Changes in Capitalization.

In the event of any change in the number or class of shares of Stock outstanding, by reason of a stock dividend, stock split, subdivision or combination of shares, a merger or consolidation in which the Company is the surviving corporation, or any other change in capitalization, the number and class of shares of Stock subject to the Award shall be adjusted by the Board in any manner in which the Board, in its absolute discretion, deems appropriate.

9.	No Rights of Shareholder.

Neither the Grantee nor any personal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any shares payable upon the vesting of the Restricted Stock Units, in whole or in part, prior to the payment of such shares of Stock to the Grantee.

10.	Non-Transferability of Award.

During the Grantee’s lifetime, the Award shall only be payable to the Grantee and neither the Award, nor any right hereunder, shall be transferable except by will or the laws of decent and distribution, nor shall the Award be subject to attachment, execution or other similar process.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise encumber or dispose of the Award or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Award by notice to the Grantee and it shall thereupon become null and void.

11.	Employment Not Affected.

Neither the granting of the Award nor its vesting and payment shall be construed as granting to the Grantee any right with respect to continuance of employment by the Company or any of its subsidiaries. Except as may otherwise be limited by a written agreement between the Company or any subsidiary and the Grantee, the right of the Company or any subsidiary to terminate at will, with or without cause, the Grantee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company and acknowledged by the Grantee.

12.	Amendment of Award.

The Award may be amended, in whole or in part, by the Board at any time if it determines, in its sole discretion, that such amendment is necessary or advisable in the light of any addition to or change in:  (a) the Internal Revenue Code of 1986, as amended (the “Code”), or the treasury regulations issued thereunder or (b) any federal or state securities law or other law or regulation, which change occurs after the grant of the Award and by its terms retroactively applies to the Award; provided, however, that no such amendment shall, without the Grantee’s consent, materially adversely affect the Grantee’s rights in and to the Award.

13.	Incorporation of Certain Provisions of Grantee’s Employment Agreement and the Plan.

The provisions of Sections 6(b)(iii), 6(c)(iii), 6(d)(ii) and 6(f)(ii) of Grantee’s Employment Agreement shall be applicable to the Award and are incorporated herein by reference.  In the event of any conflict between or among the provisions of the foregoing sections of Grantee’s Employment Agreement and the Plan, and/or this Agreement, the provisions of Grantee’s Employment Agreement shall prevail.

14.	Notice.

Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Chief Financial Officer, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company or any subsidiary.  Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

15.	Section 162(m).

The Award is intended to qualify for the exemption to Section 162(m) of the Code as qualified performance-based compensation, and this Agreement shall be administered and interpreted consistent with such intention

16.	Section 409A.

The Award is intended to be exempt from or to comply with the requirements of Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with such intention.

17.	Governing Law.

The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

*           *           *           *           *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ULTRALIFE CORPORATION

By:	/s/ Philip A. Fain
	Name:	Philip A. Fain

GRANTEE

By:	/s/ Michael D. Popielec
Michael D. Popielec